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                                                                      Exhibit 23

               Consent Of Independent Certified Public Accountants


We have issued our report dated May 31, 2003 accompanying the financial statements and schedule included in the Annual Report of US Global Aerospace, Inc. on Form 10-KSB for the year and period ended March 31, 2003 and 2002, which are incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference of said report in the Registration Statement of US Global Aerospace, Inc. on Form S-8 (File No. 333-97213) pertaining to the Company's Amended and Restated 2002 Stock Plan and Form S-8 (File No. 333-85970) pertaining to the Company's 2001 Employee Stock Compensation Plan.

/S/ Grant Thornton LLP

Seattle, Washington
December 22, 2003